Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER

AND FULL YEAR 2011

BEVERLY, Mass. — February 2, 2012—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2011. The Company reported fourth quarter revenue of $60.4 million, compared to $72.5 million for the third quarter of 2011. Net loss for the quarter was $2.1 million, or $0.02 per diluted share, which includes a $900 thousand or $0.01 per share charge related to a tax audit in Europe. This compares to net income for the third quarter of 2011 of $1.2 million, or $0.01 per share. Cash and cash equivalents, were $47.0 million at December 31, 2011.

For the full year 2011, the Company reported revenue of $319.4 million compared with $275.2 million in 2010, a 16% increase. Net income for the year was $5.1 million, or $0.05 per share. In addition, the Company generated $1.1 million of cash for the year. In 2010, the Company reported a net loss of $17.6 million, or $0.17 per share, and utilized $6.3 million of cash.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Operating results for the fourth quarter were in line with expectations. To best position the Company moving forward, we have taken proactive steps to focus our strategy, significantly reduce our cost structure and optimize our financial performance. These improvements will benefit us as the market recovers.”

Fourth Quarter and Full Year 2011 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the fourth quarter and full year 2011. The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1. 888.680.0860 (1.617.213.4852 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 34113857. Webcast replays will be available from 8 pm ET on February 2, 2012 until 11:59 pm on March 3, 2012.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

maureen.hart@axcelis.com

Jay Zager (financial community) 978.787.9408

jay.zager@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue
Product	$52,037	$85,638	$287,324	$242,771
Services	8,374	7,765	32,092	32,441
	60,411	93,403	319,416	275,212
Cost of revenue
Product	31,408	56,189	181,241	168,047
Services	6,380	5,721	23,438	21,327
	37,788	61,910	204,679	189,374

Gross profit	22,623	31,493	114,737	85,838

Operating expenses
Research and development	12,140	11,042	47,176	39,524
Sales and marketing	6,524	7,188	29,255	27,549
General and administrative	5,245	9,083	31,174	32,132
	23,909	27,313	107,605	99,205

Income (loss) from operations	(1,286)	4,180	7,132	(13,367)

Other income (expense)
Interest income	18	27	42	96
Other-net	342	(1,929)	297	(3,990)
	360	(1,902)	339	(3,894)

Income (loss) before income taxes	(926)	2,278	7,471	(17,261)

Income taxes (benefits)	1,187	(2,052)	2,394	312

Net income (loss)	$(2,113)	$4,330	$5,077	$(17,573)

Net income (loss) per share
Basic	$(0.02)	$0.04	$0.05	$(0.17)
Diluted	$(0.02)	$0.04	$0.05	$(0.17)

Shares used in computing net income (loss) per share
Basic	106,476	105,163	106,234	104,522
Diluted	106,476	109,454	109,098	104,522

Axcelis Technologies, Inc.

Consolidated Balance Sheet

In thousands

(Unaudited)

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$46,877	$45,743
Accounts receivable, net	35,071	57,888
Inventories, net	120,023	109,653
Prepaid expenses and other current assets	10,062	15,346
Total current assets	212,033	228,630

Property, plant and equipment, net	37,204	38,594
Long-term restricted cash	104	107
Other assets	19,904	13,541
	$269,245	$280,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$19,551	$36,709
Accrued compensation	8,285	10,597
Warranty	3,556	2,556
Income taxes	495	—
Deferred revenue	10,786	13,859
Other current liabilities	4,799	4,408
Total current liabilities	47,472	68,129

Long-term deferred revenue	1,488	2,417
Other long-term liabilities	5,730	4,759

Stockholders’ equity
Preferred stock	—	—
Common stock	107	106
Additional paid-in capital	499,332	493,967
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(288,443)	(293,520)
Accumulated other comprehensive income	4,777	6,232
	214,555	205,567
	$269,245	$280,872

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flow

In thousands

(Unaudited)

	Twelve months ended
	December 31,
	2011	2010
Cash flows from operating activities
Net income (loss)	$5,077	$(17,573)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	8,497	7,045
Deferred income taxes	613	(1,409)
Stock-based compensation expense	4,687	4,088
Provision for excess inventory	1,015	2,015
Changes in operating assets & liabilities
Accounts receivable	22,692	(38,652)
Inventories	(11,870)	3,549
Prepaid expenses and other current assets	3,049	(3,469)
Accounts payable & other current liabilities	(17,940)	32,276
Deferred revenue	(4,006)	10,601
Income taxes	507	(1,522)
Other assets and liabilities	(8,788)	(2,841)
Net cash provided by (used for) operating activities	3,533	(5,892)
Cash flows from investing activities
Expenditures for property, plant, and equipment	(2,124)	(1,403)
Decrease in restricted cash	3	7,056
Net cash provided by (used for) investing activities	(2,121)	5,653
Cash flows from financing activities
Financing fees and other expenses	(199)	(523)
Proceeds from exercise of stock options	288	553
Proceeds from Employee Stock Purchase Plan	502	569
Net cash provided by financing activities	591	599
Effect of exchange rate changes on cash	(869)	363
Net increase in cash and cash equivalents	1,134	723
Cash and cash equivalents at beginning of period	45,743	45,020
Cash and cash equivalents at end of period	$46,877	$45,743